                                                                    Exhibit 99.a

                                CONFERENCE CALL
                                NOVEMBER 2, 2001
                              CONFERENCE #1834711

                    Date of Transcription: November 2, 2001


  OPERATOR: Good morning. My name is Luanne, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the ONEOK, Incorporated third quarter 2001 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press the number "1" on your telephone keypad, and questions will be taken in the order they are received. If you would like to withdraw your question, press the pound (#) key.

  Thank you, Mr. Watson.  You may begin your conference.

  MR. WATSON: Good morning. I will remind you that any statements in this conference call, which might include company expectations or predictions, should be considered forward-looking statements, and, as such, are covered by the Safe Harbor provision of the Securities Acts of 1933 and 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For a discussion of factors that could cause actual results to differ, please refer to the MD&A sections of ONEOK's filings with the Securities Exchange Commission.

  And now David Kyle, ONEOK's Chairman and President and CEO, will moderate this morning's conference call. David?

  MR. KYLE: Thank you, Weldon, and good morning. Thanks for joining us today for our third quarter conference call. We will start as usual this morning with Jim Kneale reviewing our financial results and, once again, I've asked John Gibson and Chris Skoog to join us this morning. John will review gathering, processing, and transmission storage segments, and Chris will review the marketing and trading segment. These segments most clearly represent the diversified energy company that ONEOK has become.

  Before I call on Jim, let me bring you up to date on actions taken this week at the Oklahoma Corporation Commission. As most of you know, last winter, we, like other LDCs across the nation, saw unprecedented and unanticipated spikes in gas prices. We have recovered some of those gas costs, but still have about $40 million unrecovered. On Wednesday, the commission voted two to one to not allow us to recover unrecovered costs as of December 1, 2001. A final order has not been entered, but our attorneys tell us that we have a good case and should have excellent ground for appeal to the Oklahoma Supreme Court.

  At this point, I would like to call upon Jim Kneale to review the quarterly numbers. Jim?

  MR. KNEALE: Thank you, David. Yesterday we announced third quarter earnings of $0.16 per share on net income of $18.8 million. For the same period last year, earnings per share were reported at $0.01 on net income of $10.1 million. I want to clarify the $0.01 number because it's difficult to compare that to this year's $0.16 due to the additional dilution from the preferred shares in last year's calculation. Without that dilution, last year's earnings per share would calculate to $0.09, as compared to the $0.16 this quarter, which is how those earnings impacted the fiscal year to date and annual calculations. For the nine months, earnings per share were $0.90, compared to $0.85 last year.
Our results for the quarter were positively impacted by our ability to capture higher margins and arbitrage volatility in our marketing and trading segment and the increase in earnings in our production operation. Offsetting these increases were a reduction in processing margins, a decline in storage revenues, and increased interest costs.

  For the quarter, EBITDA was $93.1 million, a $9.6 million increase over last year. For the nine months, EBITDA was $386.8 million, compared to 351.5 last year. Cash flow from operations, excluding changes in working capital, increased $71 million to $277.6 million for the nine-month period. Cash flow, including working capital changes, increased $214 million over the same period last year.

  Interest costs were $2.3 million and $25.9 million over last year for the quarter and the nine months. The increase is attributable to barring for the acquisitions last year and higher working capital. This higher working capital resulted from larger receivable balances due to the high gas cost last winter, the earlier injection of gas into storage this year, and unrecovered gas purchase costs.

  Before John and Chris talk about their operations, I'm going to talk briefly about distribution and production. Distribution had a $3 million smaller loss in the third quarter, as compared to last year; and for the nine months, their operating income is $6.4 million less than a year ago. Customer charge-offs increased $6 million for this quarter and $18 million for the nine months over last year. However, increased margins and a reduction in operating costs helped us offset a portion of those increased bad debts.

  In the production segment, although we had declines in volumes, operating income increased $6.3 million and $31.7 million for the quarter and for the nine months. Higher realized prices for natural gas, primarily as a result of hedges in place, were responsible for those increases. For the last quarter of this year, about 60% of our gas production is hedged with collars between $4.32 and $4.82. For fiscal 2002, we have about 38% of our gas production hedged at an average price of $3.26; and for 2003, about 21% is hedged at $3.61.

  David, that completes my remarks.

  MR. KYLE:  Thanks, Jim.  Now I would like to call on John Gibson.  John?

  MR. GIBSON: Thanks, David, and good morning. As stated in the press release, in our gathering and processing segment operating income is lower relative to last year for both the quarter and year to date, primarily due to a combination of lower prices and processing spread. In our transportation and storage segment, our third quarter operating income is down relative to last year, due to lower throughput.

  Reporting first on gathering and processing, operating income relative to the third quarter of last year is down due to lower natural gas and natural gas liquids prices. These lower prices affect us in two ways: First, since we sell both natural gas and natural gas liquids into the market, lower prices reduce our revenues. Secondly, these gas and NGL prices resulted in a smaller processing spread over the same period last year. Our year-to-date earnings are also less than last year due primarily to low processing spreads, especially in the first two quarters of this year. Also, our operating cost and DD&A were greater than 2000, primarily because we owned the assets a quarter longer during the comparable time period.

  In the first quarter, our processing spreads were negative but widened back in the second quarter to a little over $1 (MMMbtu), and in the third quarter averaged about $1.70 (MMMbtu), primarily as a result of falling natural gas prices. Exposure to processing spread volatility is limited to the volume of gas purchased under our keep/whole contracts. We currently have 21% of our purchased gas under keep/whole contracts, down from 35% a year ago. Our fee-based contracts represent 33%, and percent-of-proceeds contracts account for the balance of 46%. These fee-based and percent-of-proceeds contracts are not exposed to the NGL spread risk, but rather to the flat price risk of the two commodities, natural gas and natural gas liquids. The advantage of fee-based and percent-of-proceeds contracts is a reduction in volatility of gross margins. We continue in our efforts to mitigate the spread risk by amending our keep/whole contracts to include fee-based gatherings and/or conditioning fees, while adding more volume under fee-based and percent-of-proceeds type contracts. However, we do feel that, with proper conditioning language, some exposure to keep/whole contracts is attractive, given the wide margins that they sometimes can produce.

  We still believe that these are extremely well-positioned gathering and processing assets with substantial potential earnings uplift through both continued asset consolidation, as well as growth through acquisitions. The continued volatility of earnings in the gathering and processing segment may cause others to seek opportunities to reduce their ownership in these type of assets, and we view this as an opportunity to selectively grow our asset base.

  Switching to our transportation and storage segment, we are slightly behind last year's quarter because of lowered throughout, but ahead on a year-to-date comparison due to the acquisition of the West Texas Pipeline asset. Our storage levels are considerably higher relative to last year, consistent with the trend experienced across the U.S. We have our 300-megawatt peaker that is operational, but has not seen much service due to the lower spark spreads.

  That concludes my remarks.

  MR. KYLE:  Thanks, John.  Now let me call on Chris Skoog.

  MR. SKOOG: Thank you, David, and good morning. During the third quarter, OEMT continued to show growth over the comparable quarter in 2000. This expansion came from our continued growth outside our core presence in both our wholesale and retail businesses. We demonstrated again that we are able to expand our focused area and lease both transport and storage capacity to capture and capitalize on price volatility in the marketplace.

  Our wholesale business strategy has not changed since we entered this business six years ago, providing both physical and financial options to producers and end user that add value to their programs, while creating the most value for ONEOK. We have always focused on services that provide larger margins rather than the more typical base load business. Our coverage in this business continues to expand our presence in the 28 states we are currently in. We developed this business from our core asset area, and now it extends from California to Ohio and from Texas to Minnesota.

  During the third quarter, OEMT continues to hold over one billion cubic feet of firm transportation capacity, and we have expanded our storage presence by
3.5 billion cubic feet, pushing our firm storage capacity to over 73.5 in both the field and behind city gates, plus additional managed storage capacity for some of our customers. This leased capacity allowed us to exploit natural gas volatility and resulting basis differentials in two ways: Our firm transportation capacity allows us to exploit inter-region price differentials, while our 73.5 billion cubic feet of market and supply zone storage allowed us to capture the continuing price volatility around the country in the natural gas markets. Our earnings reflect our ability to leverage the ever-changing weather patterns and turn them into margins.

  During the third quarter, as Jim mentioned, we expanded our overall operating income for the quarter to $21.5 million, up from 11.1 million a year ago, a 94% increase for the quarter. Our sales volume declined 2.5 billion cubic feet for the quarter, as the focus shifted to injecting into storage, since we have grown our storage capacity over 33% compared to last year. This focus was due to the winter/summer spreads opening up to levels we have not seen for several years.

  For the rest of 2001 and into the future, we expect several major opportunities to impact us positively as we continue our aggressive growth pattern that has developed. First, our long-term firm transportation capacity will afford us the opportunity to capture the expanding inter and intra-region pricing differentials that occur due to the delicate balance of supply and demand in almost every region of our service area. When new gas production is being developed, there is little localized demand or transportation capacity to move it. But as traditional production is located, there is ample capacity, but deliverability is declining, giving OEMT the opportunity to utilize our specialized services. Our second opportunity, a storage strategy, had been aligned with OEMT service area with the addition of the 3.5 billion cubic feet of storage capacity instead of limiting our focus to the producing area. In addition to this realignment, we negotiated several long-term storage agreements through the year 2005. This capacity will benefit OEMT because the winter/summer spreads have more than doubled on a go-forward basis.

  As I talked about in the last conference call, our 40 to $0.50 storage spreads have gone up past $0.60, well above our historical 15 to $0.20 margin. We have been active in hedging these spreads into the out years to preserve our margins. Our retail business is focused on small commercial industrial end users by marketing energy behind our core corporate assets in our historical mid continent Texas, Oklahoma, and Kansas territory. We are also expanding in this area to Colorado, Missouri, Wyoming, and Nebraska as the bundling continues to mature in those states.

  Our power marketing results for the third quarter were slightly lower than expectations, but we're extremely happy considering the cooler than normal temperatures experienced in this part of the country. Our power plant is targeted for satisfying peaking requirements rather than trade in the electric market. We are expecting to continue to expand our power presence beyond the Southwest power pool as we go forward. Do not expect a lot from this segment in the fourth and first quarters as we continue to grow this electric area by leveraging around our 300-megawatt peaker.

  We already have the system infrastructures and the risk control measures in place to manage our power business as we continue to expand and grow it with the same success we experienced on the gas side. I want to thank you for your interest in ONEOK, and I will now turn the call back over to David.

  MR. KYLE: Thanks, Chris. And at this time, we will open the phone lines and would be most pleased to take your questions.

  OPERATOR: At this time I would like to remind everyone in order to ask a question, please press the number "1" on your telephone keypad now.

  Please hold for your first question.

  MR. KYLE:  I guess we answered all the questions.

  OPERATOR:  Your first question comes from Sven Del Pozzo of John S. Herold,
Inc.

  MR. DEL POZZO: Hello. Good morning. This is Sven Del Pozzo with John S. Herold, I'm looking at your historical margins in the marketing and trading segment, and, looking at the large difference between 2000 and the first nine months of this year, I was wondering if any of the EBITDA stream operating income - actually operating income stream -- that has been generated, how much of that might be related to the marking to market of gas contracts?

  MR. KYLE:  Chris, why don't you address that?

  MR. SKOOG: Spen, for the quarter, the mark generated all the income, but let me clarify how that occurs in our business.

  MR. DEL POZZO:  Okay.

  MR. SKOOG: Because we use the storage very extensively, we had some hedges out in July, August, and September spread through the winter. And we had, in theory, we locked in $0.50 spreads. But the pricing on those contracts were, let's just say, in the $5 range where we put them on last March. So we bought NYMEX futures in the $5 range, and we sold January in the 5.50 range, locking in a $0.50 spread. But for the quarter, when we roll off the positions in August and September, when the NYMEX settle in the $2 range, we experienced a $3 loss on those volumes. So physically we lost for the quarter, but we're still sitting there on the January 5.50 sales, so the mark generates all that money. So we have to experience the operating income now under mark to marketing accounting or we won't experience the cash until January.

  MR. DEL POZZO: Okay. Is there any sort of indication you might be able to give me of the mark to market effect in the fourth quarter - or actually in the first quarter, in January, first quarter 2002?

  MR. SKOOG: Let me try it this way with you, too. Our big quarters for the mark should be the second and third quarters because that's when we go out and sign all these storage agreements, and you have to put those into the mark. Our first quarter and fourth quarter results should be largely reduced to cash. So second and third quarters are large mark quarters; first quarter and fourth quarter are large cash quarters. Does that help you?

  MR. DEL POZZO: Yes. And then in reference to the gathering and processing segment, I was wondering about - I see a pretty big increase, mostly the difference in your operating income between the first nine months of this year and then the nine months of last year. It looks to be related to increase in operating costs in the most recent nine-month period. I was wondering, is that a correct assessment, and, if so, I was wondering why operating costs have been on an increasing trend.

  MR. KNEALE: Spen, the issue there is we did not own those assets for the first four months of the year 2000. So on a comparable time period, you are absent any particular - you know, that large amount of operating costs. So that's really not a good comparison. But if you look on a quarter-to-quarter basis, you'll see there actually are operating costs in 2001 versus 2000 are down, and we've continued to remain focused on managing our operating costs.

  MR. DEL POZZO: Okay. So most of the decrease in operating income then can be tied back to the lower natural gas prices and NGL prices?

  MR. KNEALE:  That's correct.

  MR. DEL POZZO: Okay. And, please, one more question. In the marketing and trading segment - sorry to go back and forth, but it just came to mind. I saw that through your asset acquisitions, your asset base increased quite significantly. I was wondering what are those hard assets or are they hard assets or does some of that asset base represent derivative contracts?

  MR. KNEALE: Sven, I think if you look at that, you can say it's related to those acquisitions, but it is the price risk management assets that are created when we do mark to market accounting. It's not pipe in the ground or steel; again, it's the mark to market assets that get recorded.

  MR. DEL POZZO: So the bulk of those assets is what you call mark to market assets then?

  MR. KNEALE:  Yes.

  MR. DEL POZZO: Okay. But you do have storage assets in the marketing and trading segment?

  MR. KNEALE: Well, Spen, in the marketing and trading segment, they lease storage from third parties. Our storage segment that John talked about does own storage assets, and those assets are reflected in those numbers.

  MR. DEL POZZO: All right. So for the marketing segment, the storage assets are entirely leased? You don't own any of it?

  MR. KNEALE:  That's correct.

  MR. DEL POZZO:  All right.  Thank you very much for your help.

  OPERATOR: Again, I would like to remind everyone if you would like to ask a question, please press the number "1" on your telephone keypad now.

  Please hold for your next question.

  Your next question comes from Michael Garvey of Angelo Gordon.

  MR. GARVEY: Good morning. How are you? A couple of things. One, if you could just go back through the hedging figures again, the volumes and prices going out.

  MR. KNEALE: Mike, this is Jim. Good morning. Those numbers were really for the fourth quarter of this year. 60% of our gas production is hedged with collars - now, these are NYMEX prices - with collars between 4.32 and 4.82. For 2002, it's 38% of our estimated gas production that is hedged. It's a flat price of $3.26. It's an average price. It's not collared. And then for 2003, 21% of our production is hedged at $3.61. Those are all NYMEX prices.

  MR. GARVEY: And on the trading side, in your trading business could you give us any idea of your exposure to Enron and how you're handling credit issues with what's going on right now on that front?

  MR. SKOOG: Mike, this is Chris. We monitor the credit exposure daily. We have more corporate guarantees in place than we have exposure to them. At the same point in time, we're more naturally a buyer from them than we are a seller to them. So, in theory, we're holding their money as opposed to them holding our money. But we are very comfortable with where they are positioned, and I don't think I can give exact dollar amounts on the call here. I have those, but
-

  MR. GARVEY: You're trading with a lot of counter parties? I mean, they're not disproportionately a large piece of it, are they?

  MR. SKOOG: Right. If you want to look at our book overall, probably close to 80% of our sales are direct to end use customers. Local distribution companies are actual end users. We do very little trading with other marketing and trading organizations.

  MR. GARVEY: Okay. Very good. Do you have any comment at this point on your '02 outlook?

  MR. KNEALE: Mike, we've given guidance before that we expect our current year to be more in line with what we think our longer term outlook is for earnings growth. And, on the average, we're expecting long-term earnings growth to average 10% compound. So we see nothing at this point to change our view as to that long-term average.

  MR. GARVEY:  Okay.  Thank you very much.

  MR. KNEALE:  Thank you, Mike.

  OPERATOR: Your next question comes from Tom Moore of Hallmark Capital Management.

  MR. HALLMARK: Good morning. Could you spend a second going through the income tax line, what's going on there and what to expect in the future?

  MR. KNEALE: Tom, if you look at the quarter income taxes, the effective rate is fairly low, and I'll run through that with you. We filed our 2000 tax returns on September 15th. That was the first year that we had the assets from the Dynegy and Kinder Morgan acquisitions that impacted our effective tax rate. A lot of those assets have accelerated depreciation and, because of all the multi-state implications, when we filed our September 15th return we had a lot of ups to our effective tax rate, which lowered it for this quarter because it was a catch up. So, looking forward, the long-term implication is - and we're trying to assess that for 2001 - our effective tax rate has decreased a little bit, and that follows through. If you look at the cash flow statement where we have such a significant amount of deferred taxes spent, these asset facts, we've created an NOL for Oklahoma and federal tax purposes this year. So, again, it's a lot of accelerated depreciation, a lot of multi-state implications; but the bottom line was less current tax and a somewhat lower effective tax rate.

  MR. HALLMARK:  Okay.  Thank you.

  OPERATOR: There are no further questions at this time. I will now turn the call back over to Mr. Watson for closing remarks.

  MR. WATSON: This concludes ONEOK's third quarter conference call for 2001. As a reminder, our quiet period for the year end will start when we close our books, which will be sometime in early January and will extend until we release our 2001 annual earnings. The date for that earnings release in our year-end conference call will be announced later.

  This is Weldon Watson, and I will be available for follow-up questions on today's conference call. You can call me at 918-588-7158. On behalf of ONEOK, thank you for joining us and good morning.

  OPERATOR: Thank you for participating in today's conference call. This call will be available for replay beginning at 12:30 p.m. Eastern/Standard time today through 11:59 p.m. Eastern/Standard time on November 7th. The conference ID number for the replay is 1834711. Again, that number is 1834711. The number to dial for the replay is 1-800-642-1687 or 706-645-9291.

  [TELECONFERENCE CONCLUDED]